OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: October 31, 1997
                                                      Estimated average burden
                                                      hours per form......14.90

Page 1 of 20 Pages               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
                -----------------------------------------------
                                 (CUSIP Number)

                             Mr. Mark D. Kalimian
                             c/o Abington Holding
                             950 Third Avenue
                             New York, NY 10022
                             (212)759-5000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 15, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 482689205                                           Page 2 of 20 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mona Kalimian
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                       (a) |x|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              |_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
          NUMBER OF            7  SOLE VOTING POWER

           SHARES                       230,000
                               -------------------------------------------------
        BENEFICIALLY           8  SHARED VOTING POWER

          OWNED BY             -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
            EACH
                                        230,000
          REPORTING            -------------------------------------------------
                               10 SHARED DISPOSITIVE POWER
           PERSON

            WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          230,000
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.97%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                           OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: October 31, 1997
                                                      Estimated average burden
                                                      hours per form......14.90

Page 3 of 20 Pages               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
                -----------------------------------------------
                                 (CUSIP Number)

                             Mr. Mark D. Kalimian
                             c/o Abington Holding
                             950 Third Avenue
                             New York, NY 10022
                             (212)759-5000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 15, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 482689205                                           Page 4 of 20 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mark D. Kalimian
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                       (a) |x|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              |_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
          NUMBER OF            7  SOLE VOTING POWER

           SHARES                       44,500
                               -------------------------------------------------
        BENEFICIALLY           8  SHARED VOTING POWER

          OWNED BY             -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
            EACH
                                        44,500
          REPORTING            -------------------------------------------------
                               10 SHARED DISPOSITIVE POWER
           PERSON

            WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          44,500
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    |x|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.77%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                           OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: October 31, 1997
                                                      Estimated average burden
                                                      hours per form......14.90

Page 5 of 20 Pages               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
                -----------------------------------------------
                                 (CUSIP Number)

                             Mr. Mark D. Kalimian
                             c/o Abington Holding
                             950 Third Avenue
                             New York, NY 10022
                             (212)759-5000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 15, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 482689205                                           Page 6 of 20 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Linda Berley
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                       (a) |x|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              |_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
          NUMBER OF            7  SOLE VOTING POWER

           SHARES                       33,000
                               -------------------------------------------------
        BENEFICIALLY           8  SHARED VOTING POWER

          OWNED BY             -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
            EACH
                                        33,000
          REPORTING            -------------------------------------------------
                               10 SHARED DISPOSITIVE POWER
           PERSON

            WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          33,000
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    |x|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.57%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                           OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: October 31, 1997
                                                      Estimated average burden
                                                      hours per form......14.90

Page 7 of 20 Pages               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
                -----------------------------------------------
                                 (CUSIP Number)

                             Mr. Mark D. Kalimian
                             c/o Abington Holding
                             950 Third Avenue
                             New York, NY 10022
                             (212)759-5000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 15, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 482689205                                           Page 8 of 20 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Candlewood Trust, Morad Kalimian, Trustee
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                       (a) |x|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              |_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
          NUMBER OF            7  SOLE VOTING POWER

           SHARES                       136,500
                               -------------------------------------------------
        BENEFICIALLY           8  SHARED VOTING POWER

          OWNED BY             -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
            EACH
                                        136,500
          REPORTING            -------------------------------------------------
                               10 SHARED DISPOSITIVE POWER
           PERSON

            WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          136,500
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.31%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

          OO (Trust)
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                           OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: October 31, 1997
                                                      Estimated average burden
                                                      hours per form......14.90

Page 9 of 20 Pages               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
                -----------------------------------------------
                                 (CUSIP Number)

                             Mr. Mark D. Kalimian
                             c/o Abington Holding
                             950 Third Avenue
                             New York, NY 10022
                             (212)759-5000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 15, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 482689205                                          Page 10 of 20 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Caroline Berley 1994 Credit Shelter Trust, Mona Kalimian, Trustee
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                       (a) |x|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              |_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
          NUMBER OF            7  SOLE VOTING POWER

           SHARES                       20,000
                               -------------------------------------------------
        BENEFICIALLY           8  SHARED VOTING POWER

          OWNED BY             -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
            EACH
                                        20,000
          REPORTING            -------------------------------------------------
                               10 SHARED DISPOSITIVE POWER
           PERSON

            WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,000
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.35%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

          OO (Trust)
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                           OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: October 31, 1997
                                                      Estimated average burden
                                                      hours per form......14.90

Page 11 of 20 Pages              UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
                -----------------------------------------------
                                 (CUSIP Number)

                             Mr. Mark D. Kalimian
                             c/o Abington Holding
                             950 Third Avenue
                             New York, NY 10022
                             (212)759-5000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 15, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 482689205                                          Page 12 of 20 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Alexander Berley 1994 Credit Shelter Trust, Mona Kalimian, Trustee
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                       (a) |x|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              |_|

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
          NUMBER OF            7  SOLE VOTING POWER

           SHARES                       20,000
                               -------------------------------------------------
        BENEFICIALLY           8  SHARED VOTING POWER

          OWNED BY             -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
            EACH
                                        20,000
          REPORTING            -------------------------------------------------
                               10 SHARED DISPOSITIVE POWER
           PERSON

            WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,000
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    |_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.35%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

          OO (Trust)
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

     This statement relates to the common stock, par value $.01 per share (the "Common Stock"), of KTI, Inc., a New Jersey corporation (the "Company"). This statement constitutes Amendment No. 2 to the Schedule 13D of Mona Kalimian, Mark
D. Kalimian, Linda Berley, Candlewood Trust, Caroline Berley 1994 Credit Shelter Trust and the Alexander Berley 1994 Credit Shelter Trust originally filed with the Commission on August 4, 1995 ("Initial Filing") and which was amended and restated on October 4, 1996 (the "Amended and Restated 13D") in accordance with Rule 13d-2(c). Except as disclosed herein, there has been no change in the information previously reported in the Amended and Restated 13D. Capitalized terms not defined herein shall have the meanings ascribed to them in the Amended and Restated 13D.

Item 5. Interest in Securities of the Issuer

     Item 5 is amended by the following:

     (a) deleting the first paragraph under the caption "Mona Kalimian" and by adding the following in place thereof:

     "As of the date hereof, the Reporting Person Mona Kalimian is the beneficial owner of 230,000 shares of Common Stock, or 3.97% of the outstanding Common Stock, calculated in accordance with Rule 13d-3(d)(1). Of such 230,000 shares of Common Stock, 190,000 shares of Common Stock are owned directly. Mrs. Kalimian has sole voting and dispositive power with respect to these 190,000 shares."

     (b) adding the following after the last paragraph under the caption "Mona Kalimian":

     "Since the filing of the Amended and Restated 13D, Mona Kalimian sold on the open market, on October 11, 1996, 50,000 shares of Common Stock for the sale price of $9.13 per share."

     (c) deleting the first paragraph under the caption "Mark Kalimian" and by adding the following in place thereof:

     "As of the date hereof, the Reporting Person Mark Kalimian is the beneficial owner of 44,500 shares of Common Stock, or 0.77% of the outstanding Common Stock, calculated in accordance with Rule 13d-3(d)(1). Such ownership is direct. Mr. Kalimian has sole voting and dispositive power with respect to these shares."

     (d) adding the following after the last paragraph under the caption "Mark Kalimian":

     "Since the filing of the Amended and Restated 13D, Mark Kalimian sold on the open market, on October 15, 1996, 5,500 shares of Common Stock for the sale price of $10.75 per share."


                                                             Page 13 of 20 Pages

     (e) deleting the first paragraph under the caption "Linda Berley" and by adding the following in place thereof:

     "As of the date hereof, the Reporting Person Linda Berley is the beneficial owner of 33,000 shares of Common Stock, or 0.57% of the outstanding Common Stock, calculated in accordance with Rule 13d-3(d)(1). Such ownership is direct. Ms. Berley has sole voting and dispositive power with respect to these shares."

     (f) adding the following after the last paragraph under the caption "Linda Berley":

     "Since the filing of the Amended and Restated 13D, Linda Berley sold on the open market, on October 15, 1996, 4,000 shares of Common Stock for the sale price of $10.50 per share."


                                                             Page 14 of 20 Pages

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



October 17, 1996                    /s/ Mona Kalimian
Date                                ---------------------------------
                                    Signature


                                    Mona Kalimian
                                    ---------------------------------
                                    Name


                                                             Page 15 of 20 Pages

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



October 17, 1996                    /s/ Mark D. Kalimian
Date                                ---------------------------------
                                    Signature


                                    Mark D. Kalimian
                                    ---------------------------------
                                    Name

                                                             Page 16 of 20 Pages

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



October 17, 1996                    /s/ Linda Berley
Date                                ---------------------------------
                                    Signature


                                    Linda Berley
                                    ---------------------------------
                                    Name


                                                             Page 17 of 20 Pages

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



October 17, 1996                    /s/ Morad Kalimian
Date                                ---------------------------------
                                    Morad Kalimian, as trustee for
                                    the Candlewood Trust


                                                             Page 18 of 20 Pages

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



October 17, 1996                    /s/ Mona Kalimian
Date                                ---------------------------------
                                    Mona Kalimian, as trustee for
                                    the Caroline Berley 1994 Credit
                                    Shelter Trust


                                                             Page 19 of 20 Pages

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



October 17, 1996                    /s/ Mona Kalimian
Date                                ---------------------------------
                                    Mona Kalimian, as trustee for
                                    the Alexander Berley 1994
                                    Credit Shelter Trust


                                                             Page 20 of 20 Pages